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                                  OMB APPROVAL
OMB  Number:       3235-0145
Expires:           December  31,  2005
Estimated  average  burden
hours  per  response  11


UNITED  STATES
SECURITIES  AND  EXCHANGE  COMMISSION
Washington,  D.C.  20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No.        )*

                               Web MD Corporation
                                 (Name of Issuer)

                   Common Stock, Par Value $ 0.0001 per share
                          (Title of Class of Securities)
                                    94769M105
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 Rule  13d-1(b)

 Rule  13d-1(c)

[X]Rule  13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


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CUSIP  NO.     94769M105


1     NAME  OF  REPORTING  PERSON
      S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF  ABOVE  PERSON.

Manning  &  Napier  Advisors,  Inc.
IRS  #  16-0995736


2     CHECK  THE  APPROPRIATE  BOX  IF  A  MEMBER OF A GROUP *      (a)    [   ]
      (b)    [   ]


3     SEC  USE  ONLY


4.     CITIZENSHIP  OR  PLACE  OF  ORGANIZATION

     New  York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


      5     SOLE  VOTING  POWER

                   24,338,500
      6     SHARED  VOTING  POWER

                  -0-

      7     SOLE  DISPOSITIVE  POWER

                   2,090,500
      8     SHARED  DISPOSITIVE  POWER
                  -0-


9     AGGREGATE  AMOUNT  BENEFICIALLY  OWNED  BY  EACH  REPORTING  PERSON

                 26,429,000


10     CHECK  IF  THE  AGGREGATE  AMOUNT  IN  ROW  (9) EXCLUDES CERTAIN SHARES *



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11     PERCENT  OF  CLASS  REPRESENTED  BY  AMOUNT  IN  ROW  9

                  8.45%


12     TYPE  OF  REPORTING  PERSON  *

Investment  Advisor

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item  1(a):  Name  of  Issuer:

     WEB  MD  Corporation

Item  1(b):  Address  of  Issuer's  Principal  Executive  Offices:
     669  River  Drive,  Center  2
     Elmwood  Park,  NJ  07407-1361



Item  2(a):  Name  of  Person  Filing:

     Manning  &  Napier  Advisors,  Inc.

Item  2(b):  Address  of  Principal  Business  Office,  or,  if none, Residence:

     1100  Chase  Square
     Rochester,  New  York  14604

Item  2(c):  Citizenship:

     New  York

Item  2(d):  Title  of  Class  of  Securities:

     Common  Stock,  Par  Value  $  0.0001

Item  2(e):  CUSIP  Number:
     94769M105

Item  3:  If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c),  check  whether  the  person  filing  is  a:

(e)  [X]  An  Investment  Adviser  in  accordance  with  240.13d-1(b)(1)(ii)(E);

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Item  4:  Ownership:  Provide  the following information regarding the aggregate number  and  percentage  of  the class of securities of the issuer identified in
Item  1.

(a)  Amount  Beneficially  Owned:  1,879,872
(b) Percent of Class: Based on the most recent prices provided by Bloomberg, L.P., 499 Park Avenue, New York, New York 10022, listing the outstanding shares of common stock on January 7, 2005 as 312,644,000 it is believed person filing has beneficial ownership of 8.45%.
(c)  Number  of  shares  as  to  which  such  person  has:
(i)      Sole  power  to  vote  or  to  direct  the  vote:     24,338,500
(ii)     Shared  power  to  vote  or  to  direct  the  vote:     -0-
(iii)    Sole  power  to dispose or to direct the disposition of:     2,090,500
(iv)     Shared  power  to  dispose  or  to  direct  the disposition of:     -0-


Item  5:  Ownership  of  Five  Percent  or  Less  of  a  Class:

Not  applicable


Item  6:  Ownership  of  More  than  Five  Percent  on Behalf of Another Person:

Not  applicable


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not  applicable


Item  8:  Identification  and  Classification  of  Members  of  the  Group:

Not  applicable


Item  9:  Notice  of  Dissolution  of  a  Group:

Not  applicable


Item  10:  Certification:

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.
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Signature:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                  02/09/2005
                                                  Date

                                                  /s/Michelle  Thomas
                                                  Signature

                                                  Michelle  Thomas
                                                  Michelle  Thomas/Corporate
Secretary


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